Exhibit 1.2

(TRANSLATION)

SHARE HANDLING REGULATIONS

OF

NIPPON TELEGRAPH AND TELEPHONE CORPORATION

Established in September, 1985

Revised in April, 1986

Revised in July, 1991

Revised in July, 1992

Revised in June, 1994

Revised in July, 1999

Revised in October, 1999

Revised in April, 2000

Revised in May, 2000

Revised in December, 2000

Revised in October, 2001

Revised in June, 2002

Revised in April, 2003

Revised in May, 2006

Revised in June, 2006

The share handling regulations of Nippon Telegraph and Telephone Corporation are established pursuant to Article 10 of the Articles of Incorporation of Nippon Telegraph and Telephone Corporation as follows:

CHAPTER I.

GENERAL PROVISIONS

Article 1. (Purpose)

The handling of shares and fractional shares and handling charges therefor shall be governed by these Regulations pursuant to Article 10 of the Articles of Incorporation (Share Handling Regulations); provided, however, that the handling of beneficial owners shall be governed by the rules provided by the Japan Securities Depositary Center, Incorporated (hereinafter referred to as “JASDEC”) as well as these Regulations.

Article 2. (Transfer Agent)

(1) The business of making entries and recordings in the shareholder register (hereinafter referred to as “registration of transfer of shares”), the register of beneficial shareholders and the register of fractional shares of the Company, registration relating to the right of pledge, indication or cancellation of trust property, delivery of share certificates, procedure of registration of loss of share certificates and acceptance of notification shall be handled by the transfer agent of the Company.

(2) The transfer agent of the Company, its share handling office and intermediary share handling offices shall be as follows:

Transfer Agent:	The Chuo Mitsui Trust and Banking Company, Limited 33-1, Shiba 3-chome, Minato-ku, Tokyo

Share Handling Office:	Head office of The Chuo Mitsui Trust and Banking Company, Limited 33-1, Shiba 3-chome, Minato-ku, Tokyo

Intermediary Share Handling Offices:	Each branch office in Japan of The Chuo Mitsui Trust and Banking Company, Limited
Head office and each branch office in Japan of Japan Securities Agents, Ltd.

Article 3. (Denominations of Share Certificates)

Share certificates to be issued by the Company shall be in the denominations of 1 share, 10 shares, 100 shares and 1,000 shares; provided, however, that a certificate representing a number other than those listed above may be issued if necessary.

Article 4. (Method of Application, Request, Notification and Petition)

Any application, request, notification or petition with respect to the shares and the fractional shares shall be in a form prescribed by the Company and the seal impression notified in accordance with Article 24 (Notification of Address, Name and Seal Impression) shall be affixed thereto.

Article 5. (Proxy)

In the event that any application, request, notification or petition with respect to the shares and the fractional shares is made by a proxy, a document evidencing his power shall be submitted. In the event that a consent of a curator (hosanin) or an assistant (hojonin) is required for such application, request, notification or petition, a document evidencing such consent shall be submitted.

CHAPTER II.

REGISTRATION OF TRANSFER OF SHARES, ETC.

Article 6. (Registration of Transfer of Shares)

(1) In case of application for registration of transfer of shares, a prescribed application form therefor shall be submitted, together with the share certificates on which the name of the applying person has been written.

(2) In case of application for registration of transfer of shares acquired by reason other than assignment, a document evidencing such acquisition shall be submitted together with the application and the share certificates as set forth in the preceding paragraph; provided that the share certificates need not be submitted if such certificates have not been issued.

(3) The Company may, with respect to the provision of Article 6 of the Law concerning Nippon Telegraph and Telephone Corporation, etc (Law No. 85 of 1984, hereinafter referred to as the “NTT Law”), request any necessary document to be submitted.

Article 7. (Application for Registration of Transfer of Shares from Foreign Nationals and the Like)

With respect to application for registration of transfer of shares from any foreign national and the like set forth in paragraph (1) of Article 6 of the NTT Law, the Company shall refuse such request when acceptance of such application would result in foreign shareholding in excess of the proportion set forth in paragraphs (1) and (2) of Article 6 of the NTT Law.

Article 8. (Registration of Transfer of Shares under Special Provisions)

In the event that any special procedure is required by laws or orders for transfer of shares, an application form for registration thereof shall be submitted, together with the share certificates on which the name of the applying person has been written and a document evidencing the completion of such procedure.

Article 9. (Register of Fractional Shares)

In the event that application for change of entry or record in the register of fractional shares is made by reason other than assignment, the provision of paragraph (2) of Article 6 shall be applied mutatis mutandis.

Article 10. (Entry or Record in the Register of Beneficial Owners)

Entry or record in the register of beneficial owners shall be made pursuant to the notice from JASDEC with respect to the beneficial owners and to the beneficial ownership card.

Article 11. (Beneficial Ownership Card)

Each beneficial owner shall submit a beneficial ownership card through a participant in the Japan Securities Depository and Book-entry Delivery System.

Article 12. (Aggregation)

When the Company recognizes that a shareholder entered or recorded in the register of shareholders and a beneficial owner entered or recorded in the register of beneficial owners is identical based on the address and the name of such person, the number of shares held by such person shall be aggregated for the purpose of exercising shareholders’ rights.

CHAPTER III.

REGISTRATION RELATING TO THE RIGHT OF PLEDGE

AND INDICATION OF TRUST PROPERTY

Article 13. (Registration Relating to the Right of Pledge or Cancellation Thereof)

In case of application for registration of establishment or amendment of a pledge on shares or cancellation thereof, a prescribed application form therefor shall be submitted under the joint signatures of the pledgor and the pledgee, together with the share certificates on which the pledgee’s name has been written.

Article 14. (Indication or Cancellation of Trust Property)

In case of application for indication of trust property on share or cancellation thereof, a prescribed application form therefor shall be submitted by the trustor or the trustee, together with the share certificates.

CHAPTER IV.

NON-POSSESSION OF SHARE CERTIFICATES

Article 15. (Request for Non-Possession of Share Certificates)

(1) In case of request for non-possession of share certificates, a request therefor in a prescribed form shall be submitted, together with share certificates; provided that the share certificates need not be submitted if such certificates have not been issued.

(2) Share certificates for which a request set forth in the preceding paragraph has been made shall be cancelled by the Company.

Article 16. (Application for Delivery of Share Certificates Not in Possession)

In the event that the shareholder who requested non-possession of share certificates applies for the issuance of share certificates, he shall submit a prescribed application form therefor.

CHAPTER V.

REISSUANCE OF SHARE CERTIFICATES

Article 17. (Reissuance due to Split or Consolidation)

In case of application for issuance of new share certificates by reason of split or consolidation of share certificates, a prescribed application form therefor shall be submitted, together with the share certificates.

Article 18. (Reissuance due to Stain, Mutilation or Damage)

In case of application for issuance of new share certificates by reason of stain, mutilation or damage, a prescribed application form therefor shall be submitted, together with the share certificates; provided that if the share certificates are stained, mutilated or damaged to such extent as makes it difficult to ascertain the genuineness of the share certificates, the procedures set out in Chapter VI shall be followed.

Article 19. (Reissuance due to Completion of Column of Share Certificate)

In case of completion of the column for the names of holders of a share certificate, the Company shall recall the share certificate and issue a new share certificate.

CHAPTER VI.

REGISTRATION OF LOSS OF SHARE CERTIFICATES ETC.

Article 20. (Application for Registration of Loss of Share Certificates)

A person applying for registration of loss of share certificates shall present an application form together with a document evidencing the fact of acquisition of share certificates, a document evidencing the fact of loss of share certificates, and a document for confirmation of identification of such person. However, if such person applying for registration of loss of share certification is a registered person, an application form shall be presented only together with a document evidencing the fact of loss of share certificates.

Article 21. (Request for Cancellation by a Registered Person of Loss of Share Certificates)

In case a registered person of loss of share certificates applies for cancellation of registration provided in the preceding Article, an application form shall be presented.

Article 22. (Request for Cancellation by Holder of Share Certificates)

When a person holding share certificates, the loss of which has been registered, applies for cancellation of said registration of loss of share certificates, an application form together with share certificates and a document for confirmation of identification of said person shall be presented. However, in case of a request for cancellation thereof by a shareholder or a registered pledgee of shares, a document for confirmation of identification of said person need not be presented.

Article 23. (Mutatis Mutandis Application of Miscellaneous Notifications)

When a registered person of loss of share certificates is not a shareholder or registered pledgee of shares, and any change of entry or record in the registry of loss of share certificates is intended, the provisions of Article 24 through 28 shall be applied mutatis mutandis.

CHAPTER VII.

MISCELLANEOUS NOTIFICATIONS

Article 24. (Notification of Address, Name and Seal Impression)

A shareholder and a beneficial owner or their legal representative shall make notification of his address, name and seal impression by submitting a prescribed shareholder card or beneficial ownership card. In the event that any matter notified is changed, notification thereof shall be made; provided that foreigners, etc. who are accustomed to signatures may substitute specimen signatures for seal impressions.

Article 25. (Notification of Representative of Legal Entity)

(1) In the event that a shareholder or a beneficial owner is a judicial person, a name of its representative shall be notified.

(2) In the event that the representative is changed, notification thereof in a prescribed form shall be submitted together with a certificate of registered matters in the commercial register.

Article 26. (Notification of Representative of Co-owners)

(1) Shareholders or beneficial owners who jointly own shares shall appoint a representative and make notification of such representative.

(2) In the event that the representative referred to in the preceding paragraph is changed, notification thereof shall be made in the same manner.

Article 27. (Notification of Change in Surname or Trade Name, etc.)

In the event that a change of entry in the register of shareholders and register of beneficial owners and description on share certificates is desired due to the following reasons, notification thereof in a prescribed form shall be submitted, together with the share certificates and a document evidencing such fact; provided, however, that in the event that the share certificates are not in issue and in case of change of entry in register of beneficial owners, no share certificates need be submitted:

1. A change in surname or given name;

2. An appointment, change or removal of legal representative such as parent or guardian;

3. A change of trade name or name of juridical person;

4. Reorganization of juridical person.

Article 28. (Notification by Non-Resident Shareholder)

A shareholder and a beneficial owner or their legal representative who resides in a foreign country shall make notification of a temporary address in Japan for receipt of notice or appoint a standing agent in Japan. In the event that any matter notified is changed, notification thereof shall be made.

Article 29. (Application to Registered Pledgees of Shares, etc.)

The provisions of this Chapter shall apply mutatis mutandis to registered pledgees of shares, trustees of trust property and holders of fractional shares.

Article 30. (Special Provision regarding Various Notifications of Beneficial Owners)

In case of notification by a beneficial owner set forth in this Chapter, such notification shall be made through the participant; provided, however, that in case of a change in the seal impression of the beneficial owner, notification thereof need not be made through a participant.

CHAPTER VIII.

PURCHASE OF FRACTIONAL SHARES

Article 31. (Method of Application for Purchase)

In case of application for purchase of fractional shares, a prescribed application form therefor shall be submitted to the share handling office or any of the intermediary share handling offices set forth in Article 2 (Transfer Agent).

Article 32. (Determination of Purchase Price)

The purchase price of fractional shares in respect of which application for purchase has been made shall be equal to the last selling price of a share of the Company on the Tokyo Stock Exchange on the day on which the application form set forth in the preceding Article is received by the share handling office or any intermediary share handling office multiplied by their proportion to one share; provided, however, that if no transaction of the Company’s shares takes place on such day or if such day is not a business day of such stock exchange, the purchase price shall by equal to the price at which the first transaction of the Company’s shares takes place on such stock exchange multiplied by their proportion to one share.

Article 33. (Payment of Purchase Price)

(1) The Company shall, unless the Company decides otherwise, pay the amount of the purchase price calculated pursuant to the preceding Article after deduction of the handling charges set forth in Article 46 and consumption tax with respect thereto within six business days counting from the day next following the day on which the purchase price was determined at the place where the application form for purchase was received; provided, however, that if the purchase price is a price cum right to receive a distribution of surplus, stock split or any other right, the Company shall pay the purchase price on or prior to the record date.

(2) The applicant for purchase may request that the purchase price be paid to him by transfer to an account at a bank designated by him or by postal money order.

Article 34. (Transfer of Fractional Shares Purchased)

The title to the fractional shares for which an application for purchase has been made shall pass to the Company on the day on which payment of the purchase price is made or the procedure for payment of the purchase price is completed as provided in the preceding Article.

CHAPTER IX.

SALE OF FRACTIONAL SHARES

Article 35. (Method of Request for Sale)

In the event that a holder of fractional shares applies for the Company to sell him the number of shares which makes his shareholding, when added to the shares he already holds, constitute a full one share (hereinafter referred to as the “Request for Sale”), a prescribed application form therefor shall be submitted to the share handling office or any of the intermediary share handling offices set forth in Article 2 (Transfer Agent), together with the Estimated Amount which is provided in the following Article.

Article 36. (Estimated Amount)

(1) The Estimated Amount shall be the amount obtained by multiplying the last selling price of a share of the Company on the Tokyo Stock Exchange on the business day immediately preceding the day on which an application form for the Request for Sale as provided in the preceding Article is received by the share handling office or any intermediary share handling office by the proportion of the requested number of fractional shares to one share by 1.3, and the amount less than 1,000 yen shall be rounded up; provided, however, that if no transaction of the Company’s shares takes place on such day, the Estimated Amount shall be the amount obtained by multiplying last selling price on the business day immediately preceding such day by the proportion of the requested number of fractional shares to one share by 1.3, and the amount less than 1,000 yen shall be rounded up.

(2) In case the amount paid as the Estimated Amount upon the submission of the Request for Sale provided in the preceding Article falls below the amount provided in the preceding paragraph, the Company shall refuse such request.

Article 37. (Request for Sale of Shares which Exceeds Number of Shares, etc. Held by the Company)

In case the total number of fractional shares which are requested for sale on a day exceeds the number of shares and fractional shares which the Company holds for sale, none of the Request for Sale made on such day shall become effective.

Article 38. (Effective Date of Request for Sale)

The Request for Sale shall be effective when an application form for the Request for Sale as provided in Article 35 and the Estimated Amount as provided in Article 36 are received by the share handling office or any intermediary share handling offices.

Article 39. (Suspension of Acceptance of Request for Sale)

(1) The Company shall suspend the acceptance of Request for Sale during the period from the twelfth business day prior to March 31 up to March 31 and during the period from the twelfth business day prior to September 30 up to September 30 every year.

(2) Notwithstanding the preceding paragraph, the Company may, when it deems necessary, set additional period for suspension of the acceptance of Request for Sale.

Article 40. (Determination of Sale Price)

(1) The sale price of fractional shares shall be equal to the last selling price of a share of the Company on the Tokyo Stock Exchange on the effective date of the Request for Sale multiplied by their proportion to one share; provided, however, that if no transaction of the Company’s shares takes place on such stock exchange on such day or if such day is not a business day of such stock exchange, the sale price shall by equal to the price at which the first transaction of the Company’s shares takes place thereafter on such stock exchange multiplied by their proportion to one share.

(2) In case the Estimated Amount as provided in Article 36 falls below the total amount of the sale price provided in the preceding paragraph and the fees for handling provided in Article 46 (hereinafter referred to as the “Sale Value”), the shortfall shall be claimed to the person making the relevant Request for Sale. In this case, if the shortfall is not paid within five business days from the day subsequent to the day of the claim for such shortfall, such Request for Sale shall be cancelled.

Article 41. (Receipt of Sale Value)

(1) The Company shall receive the Sale Value out of the Estimated Amount within six business days from the day the sale price is determined or from the day subsequent to the day of payment of the shortfall provided in the second paragraph of the preceding Article; provided, however, that if the sale price is a price cum right to receive a distribution of surplus, stock split or any other right, the Company shall receive the Sale Value on or prior to the record date.

(2) The remaining amount of the Estimated Amount after deduction of the Sale Value provided in the preceding paragraph shall be returned by transfer to an account at a bank designated by the holder of fractional shares making such Request for Sale of shares or by postal money order.

Article 42. (Transfer of Fractional Shares Sold)

The title to the fractional shares held by the Company (including fractional shares sold upon stock split of a share held by the Company) for which the Request for Sale has been made shall pass to the holder of fractional shares making such Request for Sale on the day when receipt of the payment of the sale price is completed as provided in the preceding Article.

Article 43. (Delivery of Share Certificates)

The Company shall promptly issue and deliver the share certificates of the shares which constitute a full one share due to the Request for Sale, to the shareholder making such request.

CHAPTER X.

HANDLING CHARGES

Article 44. (Handling Charges with respect to Issuance and Reissuance of Share Certificates)

With respect to the handling of shares of the Company, the Company may charge handling charges equal to the amount of stamp taxes imposed on the issuance of the new share certificates plus the amount equal to consumption tax relating thereto in the following cases:

1. In the case of delivery of share certificates pursuant to the application for issuance set forth in Article 16 (Application for Delivery of Share Certificates Not in Possession):

2. In the case of delivery of share certificates pursuant to the application for reissuance set forth in Article 17 (Reissuance due to Split or Consolidation):

3. In the case of delivery of share certificates pursuant to the application for reissuance set forth in Article 18 (Reissuance due to Stain, Mutilation or Damage):

Article 45. (Handling Charges with respect to Request for Registration of Loss of Share Certificates)

Handling charges with respect to application under Article 20 (Application for Registration of Loss of Share Certificates) for registration of loss of share certificates shall be ¥8,600 for one application and ¥500 for one sheet of share certificate and the Company shall charge the amount equal to consumption tax imposed thereon in addition to the above handling charges.

Article 46. (Handling Charges with respect to Application for Purchase of Fractional Shares and for Request for Sale of Fractional Shares)

Handling charges with respect to purchase of fractional shares pursuant to Article 31 (Method of Application for Purchase) and Request for Sale of fractional shares pursuant to Article 35 (Method of Request for Sale) shall be the amount determined after overall consideration to the general standard and other matters and the Company shall charge the amount equal to consumption tax imposed thereon in addition to the above handling charges.

CHAPTER XI.

OTHER MATTERS

Article 47. (Method of Exercise of Shareholder Rights such as Shareholder Rights to Make Proposals)

(1) In the event that a shareholder, based on laws and regulations, exercises shareholder rights such as request for convocation of a general meeting of shareholders, request for submitting certain matters to a general meeting of shareholders, or request for issuance of notice to shareholders of the substance that said shareholder intends to submit to a general meeting of shareholders in connection with matters to be dealt with at such meeting, such exercise shall be done in writing sealed in accordance with the provision of Article 24 (Notification of Address, Name and Seal Impression); provided, however, that this shall not apply if provided otherwise in these Regulations.

(2) In case the Company, based on a request under the preceding paragraph, describes reasons for proposed resolutions and matters concerning candidates for resolutions to elect officers in the reference documents for a general meeting of shareholders and such descriptions are in excess of 400 characters in length, the Company shall describe the summaries thereof.

SUPPLEMENTAL PROVISION

These Regulations shall come into force June 28, 2006.